EXHIBIT 99.2
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[GRAPHIC OMITTED]
[LOGO - THE PENN TRAFFIC COMPANY]

FOR IMMEDIATE RELEASE                              CONTACT:      Marc Jampole
                                                   Jampole Communications, Inc.
                                                   412-471-2463

          FORMER EXECUTIVE REJOINS PENN TRAFFIC AS CHIEF MARKETING AND
                             DISTRIBUTION OFFICER


         SYRACUSE, NEW YORK, JULY 10, 2006 --- The Penn Traffic Company today announced that Greg Young, a former executive with the Company, is rejoining Penn Traffic as Sr. Vice President and Chief Marketing & Distribution Officer.

         "Greg Young has a proven track record of developing and implementing successful consumer marketing programs that anticipate and respond to the needs of supermarket customers," said Bob Chapman, President and Chief Executive Officer of Penn Traffic. "Since he left our Company, he has gained an additional wealth of experience in marketing, operations and distribution. Greg is very familiar with all our markets and our distribution system. Penn Traffic was disappointed when he left and we are delighted that Greg is returning to help us grow our business."

         As Sr. Vice President and Chief Marketing & Distribution Officer, Young will report directly to the President and be responsible for managing all functions in Penn Traffic's marketing and distribution operations.

         In his first stint with Penn Traffic, Young served for more than 25 years in a number of management and other positions at Penn Traffic and P&C Foods, including as Vice President of the Grocery Division, Vice President of Grocery Merchandising, Director of Grocery Merchandising, Wholesale Merchandising Manager, Grocery Buyer and Store Manager. Young began working for the Company as a P&C store employee in 1974.

         When Young left Penn Traffic in 1999, he became Vice President of Sales & Merchandising for A&P Super Foodmart. He also worked as Vice President of Store Operations and Group Vice President/General Manager for A&P. For the past three years, Young has been an executive with C&S Wholesale Grocers, first as Vice President of Perishables and most recently as Vice President/General Manager of C&S Retail.

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         The Penn Traffic Company  operates 112  supermarkets in  Pennsylvania, central and upstate New York, Vermont and New Hampshire under the Quality, BiLo, and P&C trade names. Penn Traffic also operates a wholesale food distribution business serving 78 licensed franchises and 50 independent operators and Penny Curtiss, a Syracuse-based commercial bakery.